Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NVR, Inc.:

We consent to the use of our reports dated February 20, 2014, with respect to the consolidated balance sheets of NVR, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference in the registration statement on Form S-8.

/s/ KPMG LLP

McLean, Virginia
May 7, 2014